Ex - 99.CODE ETH
THE BRAMWELL FUNDS, INC.
EXHIBIT 11(A) TO FORM N-CSR


                            THE BRAMWELL FUNDS, INC.

                          SARBANES-OXLEY CODE OF ETHICS
                             REQUIRED BY SECTION 406

I.    COVERED OFFICER/PURPOSES OF THE CODE

      This Code of Ethics applies Elizabeth R. Bramwell as the Principal Executive Officer and the Principal Financial Officer of The Bramwell Funds, Inc. This Code is adopted for the purpose of promoting:

      o honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

      o full, fair, accurate, timely and understandable disclosure in reports and documents that a registrant files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Funds;

      o  compliance with applicable laws and governmental rules and regulations;

      o the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

      o  accountability for adherence to the Code.

II. COVERED OFFICER SHOULD HANDLE ETHICALLY ACTUAL AND APPARENT CONFLICTS OF INTEREST

OVERVIEW. A "conflict of interest" occurs when the covered officer's private interest interferes with the interests of, or her service to, the Funds. For example, a conflict of interest would arise if the covered officer, or a member of her family, receives improper personal benefits as a result of the covered officer's position with the Funds.

Certain conflicts of interest arise out of the relationships between the covered officer and the Funds and already are subject to conflict of interest provisions in the Investment Company Act of 1940 and the Investment Advisers Act of 1940. For example, the covered officer may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Funds because of her status as "affiliated persons" of the Company. The Funds' and their investment adviser's compliance programs and procedures are designed to prevent, or identify and correct, violations of these provisions. This Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Code.

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Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationship between the Funds and their investment adviser of which the covered officer is also an officer. As a result, this Code recognizes that the covered officer will, in the normal course of her duties (whether formally for the Funds or for the adviser, or for both), be involved in establishing policies and implementing decisions that will have different effects on the adviser and the Funds. The participation of the covered officer in such activities is inherent in the contractual relationship between the Funds and the adviser and is consistent with the performance by the covered officer of her duties as an officer of the Funds. Thus, if performed in conformity with the provisions of the Investment Company Act and the Investment Advisers Act, such activities will be deemed to have been handled ethically.

Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions in the Investment Company Act and the Investment Advisers Act. The following list provides examples of conflicts of interest under the Code, but the covered officer should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of the covered officer should not be placed improperly before the interest of the Funds.

      The covered officer must:

      o not use her personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Funds whereby the covered officer would benefit personally to the detriment of the Funds;

      o not cause the Funds to take action, or fail to take action, for the individual personal benefit of the covered officer rather than the benefit of the Funds;

      o not retaliate against any other covered officer or any employee of the Funds or their affiliated persons for reports of potential violations that are made in good faith.

      There are some conflict of interest situations that should always be discussed with Fund Counsel if material. Examples of these include(1):

      o  service as a director on the board of any public or private company;

      o the receipt of any gift whose aggregate value is in excess of $100 or the receipt of any entertainment from any company with which the Funds has current or prospective business dealings unless, in the case of entertainment, such entertainment is business related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

(1) Any activity or relationship that would present a conflict for the covered officer would likely also present a conflict for the covered officer if a member of the covered officer's family engages in such an activity or has such a relationship.

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      o  any ownership interest in, or any consulting or employment relationship with, any of the Funds' service providers, other than its investment adviser or any affiliated person thereof;

      o a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Funds for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the covered officer's employment, such as compensation or equity ownership.

      Fund Counsel will determine if such conflicts need approval by the Audit Committee of the Board.

III.  DISCLOSURE AND COMPLIANCE

      o The covered officer should familiarize herself with the disclosure requirements generally applicable to the Company;

      o the covered officer should not knowingly misrepresent, or cause others to misrepresent, facts about the Funds to others, whether within or outside the Funds, including to the Funds' directors and auditors, and to governmental regulators and self-regulatory organizations;

      o the covered officer should, to the extent appropriate within her area of responsibility, consult with other officers and employees of the Funds and the adviser with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Funds file with, or submit to, the SEC and in other public communications made by the Funds; and

      o it is the responsibility of the covered officer to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

IV.   REPORTING AND ACCOUNTABILITY

      The covered officer must:

      o upon adoption of the Code (or thereafter as applicable, upon becoming a covered officer), affirm in writing to the Board that the covered officer has received, read, and understands the Code;

      o annually thereafter affirm to the Board that the covered officer has complied with the requirements of the Code;

      o report at least annually affiliations or other relationships related to conflicts of interest, including:

         o Directorship in a publicly-held corporation, including any registered investment company;

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         o  Employment as an investment banker or broker-dealer or being an affiliated person of any investment banker or broker-dealer;

         o  Holding a position as an officer, director or employee of any bank;

      o notify Fund Counsel promptly if the covered officer knows of any violation of this Code. Failure to do so is itself a violation of this Code.

      The Funds will follow these procedures in investigating any potential violations of and enforcing this Code:

      o Fund Counsel will take all appropriate action to investigate any potential violations reported to him;

      o if, after such investigation, Fund Counsel believes that no violation has occurred, Fund Counsel is not required to take any further action;

      o any matter that Fund Counsel believes is a violation will be reported to the Audit Committee;

      o if the Audit Committee concurs that a violation has occurred, it will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures

      o the Audit Committee will be responsible for granting waivers, as appropriate; and

      o any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

V.    OTHER POLICIES AND PROCEDURES

      This Code shall be the sole code of ethics adopted by the Funds for purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Funds, the Funds' adviser, or other service providers govern or purport to govern the behavior or activities of the covered officer who is subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code. The Funds and their investment adviser codes of ethics under Rule 17j-1 under the Investment Company Act are separate requirements applying to the covered officer and others, and are not part of this Code.

VI.   AMENDMENTS

      Any amendments to this Code must be approved or ratified by a majority vote of the Board, including a majority of independent directors.

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VII.  CONFIDENTIALITY

      All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Audit Committee, Board and Fund Counsel.

VIII. INTERNAL USE

      The Code is intended solely for the internal use by the Funds.

Date: November 23, 2003